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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549





                                  FORM 8-K/A
                                CURRENT REPORT
                               AMENDMENT NO. 1

                       PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  FEBRUARY 14, 1997





                       HEFTEL BROADCASTING CORPORATION
            (Exact name of Registrant as specified in its charter)



    DELAWARE                      0-24516                    99-0113417
(State or other           (Commission File Number)        (I.R.S. Employer
jurisdiction of                                        Identification Number)
incorporation)

  100 CRESCENT COURT,                                          75201
      SUITE 1777                                            (Zip code)
    DALLAS, TEXAS
(Address of principal
 executive offices)

     Registrant's telephone number, including area code:  (214) 855-8882

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On February 14, 1997, Heftel Broadcasting Corporation (the "Company") completed its acquisition of Tichenor Media System, Inc. ("Tichenor"), a national radio broadcasting company engaged in the business of acquiring, developing and programming Spanish language radio stations. The acquisition was effected through the merger of a wholly owned subsidiary of the Company with and into Tichenor (the "Merger"). Under the terms of that certain Amended and Restated Agreement and Plan of Merger by and among Clear Channel Communications, Inc. ("Clear Channel") and Tichenor dated October 10, 1996 (the "Merger Agreement") (which agreement was assigned to the Company by Clear Channel), Tichenor shareholders received (a) 7.8261 shares of Heftel Class A Common Stock, par value $.001 per share ("Heftel Common Stock"), in exchange for each share of Tichenor Common Stock and (b) 4.3478 shares of Heftel Common Stock in exchange for each share of Tichenor Junior Preferred Stock. Fractional shares were not issued; instead former Tichenor shareholders will be entitled to receive in cash an amount equal to the product of $44.00, the closing price of a share of Heftel Common Stock on February 13, 1997, multiplied by the fractional share percentage. In addition, the holders of Tichenor 14% Senior Redeemable Cumulative Preferred Stock ("Tichenor Senior Preferred") received $1,000 per share plus accrued and unpaid dividends through December 31, 1995 for each share of Tichenor Senior Preferred.

The transaction value of the Merger was approximately $256.8 million which is the sum of (a) the fair value of the Tichenor stock ($181.4 million), (b) the outstanding Tichenor Senior Preferred ($3.4 million), and (c) Tichenor's long-term debt ($72.0 million). The fair value of the Tichenor stock is the sum of (a) the issuance of 5,689,878 shares of Heftel Common Stock with an aggregate value of $180.6 million based on a closing price of $31.75 per share on July 9, 1996 (the day the Merger was announced), and (b) the direct costs related to the Merger. The Merger will be accounted for using the purchase method of accounting. The direct costs related to the Merger were funded from the working capital of the Company. The Tichenor Senior Preferred Stock and long-term debt were retired at the date of the Merger using a portion of the proceeds from the Company's recently completed secondary public stock offering plus borrowings under a new credit agreement.

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At the effective time of the Merger, the existing board of directors of the
Company resigned and five designees of Tichenor were appointed to serve as the directors of the Company. The Tichenor designees are McHenry T. Tichenor, Jr., McHenry T. Tichenor, Sr., Robert W. Hughes, James M. Raines and Ernesto Cruz. In addition, McHenry T. Tichenor, Jr., the former president and a principal shareholder of Tichenor became the Chairman, President and Chief Executive Officer of the Company pursuant to a five year employment agreement.

Further, immediately prior to the effective time of the Merger, the Company filed a Second Amended and Restated Certificate of Incorporation ("Second Amended Certificate"), which increased the total number of authorized shares of the Company to 105,000,000 shares consisting of three classes of capital stock as follows: (i) 50,000,000 shares of Class A Common Stock, par value $.001 per share; (ii) 50,000,000 shares of Class B Common Stock, par value $.001 per share; and (iii) 5,000,000 shares of Preferred Stock, par value $.001 per share. The rights of the Class A and Class B Common Stock are identical except that the Class B Common Stock shall have no voting rights, except in certain matters. Under the terms of the Merger Agreement, all of the outstanding shares of Heftel Common Stock owned by Clear Channel were converted to Class B Common Stock at the effective time of the Merger.

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                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      HEFTEL BROADCASTING CORPORATION
                                      (Registrant)


                                      By: /s/ JEFFREY T. HINSON
                                         ----------------------------
                                      Name:  Jeffrey T. Hinson
                                      Title: Chief Financial Officer

Date: March 24, 1997